Exhibit 3.2(aj)
OPERATING AGREEMENT (Interim)
CLARKSBURG SKYLARK, LLC
     THIS OPERATING AGREEMENT (“this Agreement”) is made and entered into as of the 30th day of April, 2001, by DiMaio Joint Venture, a Maryland general partnership (the “Member”).
EXPLANATORY STATEMENT
     The Member, desiring to for a limited liability company pursuant to the provisions of the Maryland Limited Liability Company Act (the “Act”), hereby creates a limited liability company for the purposes and on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, it is agreed by the Member as follows:
     1. Formation and Name. The Member agrees to and does hereby form a limited liability company under the name “CLARKSBURG SKYLARK, LLC” (the “Company”), pursuant to the provisions of the Act and this Agreement. Upon the execution hereof, the Member hereby authorizes Robert L. Brownell, Esquire to execute and file the Articles of Organization attached hereto as Exhibit A, with the State Department of Assessments and Taxation of Maryland (“SDAT”).
     2. Principal Office and Resident Agent. The principal office of the Company in this State is c/o Wheeler & Korpeck, LLC, 8601 Georgia Avenue, Suite 908, Silver Spring, Maryland 20910. The name of the resident agent for the Company is William T. Wheeler whose address is 8601 Georgia Avenue, Suite 908, Silver Spring, Maryland 20910.
     3. Term. The Company shall have a term beginning on the date the Articles of Organization are filed and received for recordation by the SDAT, and shall continue in full force and effect until terminated pursuant to the further terms of this Agreement.
     4. Member, Percentage Interests and Contributions to Capital. The undersigned is the sole Member of the Company and owns all of the membership interests in the Company. The partners of the Member are all of the owners of record (as tenants in common) of the approximately 374 acre parcel of land located along Skylark Road in Clarksburg, Montgomery Country, Maryland (the “Property”). As soon as possible, the Member shall cause each such partner to convey his or her ownership interest in the Property to the Company as a contribution of capital. (Esther DiMaio hold title to 25% interest in the Property as nominee for DiMaio Family, LLC, one of the partners of Member).
     5. Purpose of the Company. The purpose for which the Company is formed and the business or objects to be carried on and promoted by it are to own, develop, lease and sell property and conduct all activities related thereto.

     6. Authority of the Member. Until and unless otherwise agreed in writing by the Member, (or all of the owners of any membership interests of the Company), the Company shall not commence any business nor incur any debts and Member shall not assign, transfer or encumber its membership interest in the Company.
     7. Miscellaneous.
     7.1 Binding Provisions. The covenants and agreements contained in this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of Member and each of its partners as parties to this Agreement.
     7.2 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.
     IN WITNESS WHEREOF, the Member acknowledges that this Agreement is its act, and further acknowledges under penalty of perjury, to the best of its knowledge, information, and belief, that the matters and facts set forth herein are true in all material respects, and that it has executed this Agreement as of the day and year first above written.

MEMBER DIMAIO JOINT VENTURE
By:	/s/ Richard V. DiMaio
Richard V. DiMaio, Partner

By:	/s/ Estelle DeMaio
Estelle DiMaio, Partner

By:	/s/ Barbara Markwood
Barbara Markwood, Partner

By:	/s/ Theresa DiMaio Stone
Theresa DiMaio Stone (also known of record
as Theresa Lee DiMaio), Partner

By: DiMaio Family, LLC, Partner

By:	/s/ Richard DiMaio
Richard DiMaio, Member

By:	/s/ Theresa DiMaio Stone
Theresa DiMaio Stone, Member

By: DiMaio Family 19999 Irrevocable Trust, Member

By:	/s/ Richard DiMaio
Richard DiMaio, Trustee

By:	/s/ Theresa DiMaio Stone
Theresa DiMaio Stone, Trustee